InPhonic in Compliance with Nasdaq Marketplace Rules

Washington, DC - October 21, 2005 - InPhonic, Inc. (Nasdaq:INPC) announced that it is in compliance with Nasdaq Marketplace Rule 4350(i)(1)(C)(ii).

Nasdaq had determined that InPhonic’s Asset Purchase Agreement dated April 26, 2005 with respect to the acquisition of certain of the assets of VMC Satellite, Inc. violated Nasdaq Marketplace Rule 4350(i)(1)(C)(ii) because it could have conceivably resulted in the issuance of greater than 20% of InPhonic’s common stock if InPhonic’s stock price declined significantly.

On September 19, 2005, InPhonic entered into a First Amendment to the original Asset Purchase Agreement dated April 26, 2005 to remedy this violation. The First Amendment amended the original Asset Purchase Agreement to limit the number of shares of common stock issuable in connection with the acquisition if any potential issuance of InPhonic’s common stock would cause InPhonic to be in violation of applicable Nasdaq requirements. In the unlikely event InPhonic’s stock price were to drop to a level that would cause the number of shares issuable to reach such limit, InPhonic would be required to pay cash for any such shares not issued as a result of the limitation.

On October 18, 2005, Nasdaq notified InPhonic in writing that InPhonic had regained compliance with Nasdaq Marketplace Rule 4350(i)(1)(C)(ii), subject to compliance with Nasdaq Marketplace Rule 4803(a). InPhonic believes that this press release satisfies Nasdaq Marketplace Rule 4803(a) and that the matter is now resolved.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ: INPC) is a leading online seller of wireless services and products. InPhonic sells these services and devices, and provides world-class customer service through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly, a leading mobile phones and wireless plans comparison site that was awarded “Best of the Web” by Forbes magazine in 2004. InPhonic also delivers a full range of mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. In 2004, InPhonic was selected #1 company of the year on the Inc. 500 – Inc. Magazine’s list of the fastest-growing privately held companies in the United States. More recently, InPhonic was named T-Mobile’s Internet Partner of the Year for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

“Safe Harbor” Statement - Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:

InPhonic, Inc.

Diana Hayden

Senior Director, Investor Relations

202-333-0001

dhayden@inphonic.com